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Ex 10 (iv)





                                December 3, 1999


Mr. Peter D'Aloia
[Address]


Dear Peter:

It is with great pleasure that we at American Standard welcome you to our great Company and organization. The following describes the arrangements to which we have agreed relative to your assignment.

You will hold the position of Senior Vice President and Chief Financial Officer of the Corporation. In this position you will report directly to the Chief Executive Officer and will have responsibility for the following activities:

         -        Strategic Planning and Business Development
         -        Financial Controls and Accounting
         -        Treasury & Risk Management
         -        Taxes
         -        Investor Relations
         -        Auditing

The base salary for this position will be $400,000 per year and you will participate in our Annual Incentive Plan which provides a target award of 70% of your base salary. During the first two years of your employment, this Annual Incentive award will be not less than $300,000.

You will also participate in the Corporation's Long Term Incentive Plan with a target award of 130% of your base salary, prorated to reflect your partial participation in existing performance periods. During the first two years of your employment, this Long Term Incentive award will be not less than $200,000.

As an incentive for you to join American Standard, you will be granted stock options for 100,000 shares of American Standard common stock, with a grant price equal to the average trading price of our stock on the date you actually begin employment. You will also be granted, annually, stock options of no less than 50,000 shares, with the first such grant occurring coincident with grants to all other participants in our Stock Incentive Plan.

It is further agreed that should you join American Standard prior to having qualified for Restricted Stock Units from your present employer, American Standard will compensate you for the lost value of such units. The value of any payment pursuant to this paragraph will be calculated and payment, if any, made at the same time as you would have earned these units with your former employer.






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Mr. Peter D'Aloia
Page 2

As an Officer of the Corporation you will be eligible to participate in the benefits and perquisites applicable to other Officers, including, but not limited to, Financial & Tax Planning, Severance Plan, and Medical, Life and Disability insurance.

I trust the above correctly captures the discussion we have had and ask that you indicate your agreement and understanding by signing below.

Again, we are very excited by your decision to join our company and look forward to a rewarding relationship.

                                           Very truly yours,

                                           /s/ Adrian B. Deshotel

                                           Adrian B. Deshotel
                                           Vice President, Human Resources



/s/ Peter D'Aloia
-----------------------------------
Peter D'Aloia


December 3, 1999
-----------------------------------
Dated